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                                                                      EXHIBIT 12


                          NAPCO SECURITY SYSTEMS, INC.

                              COMPUTATION OF RATIOS

                                    2001            2000             1999
                                    ----            ----             ----
                                     (In thousands, except for ratios)

A. Current Assets                  $42,106         $40,975         $41,696
B. Current Liabilities               8,874           5,695           6,776
   Current Ratio
   (Line A = Line B)               4.7 to 1        7.2 to 1        6.2 to 1

C.  Sales                          $54,771         $53,946         $50,875
D.  Receivables                     16,940          18,027          16,446

   Ratio (Line C = Line D)         3.2 to 1        3.0 to 1        3.1 to 1

E. Total Current
   Liabilities                     $ 8,874         $ 5,695         $ 6,776
F. Long Term Debt                   21,567          16,183          17,241
G. Deferred Income Taxes               292             292             442
H. Total Liabilities                30,733          22,170          24,459
I. Equity                           32,944          33,359          31,328

   Ratio (Line H / Line I)         .9 to 1         .7 to 1         .8 to 1





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